Exhibit 16.1

May 14, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Navios Maritime Acquisition Corporation (copy attached), which we understand will be furnished to the Securities and Exchange Commission as part of Form 6-K of Navios Maritime Acquisition Corporation dated May 14, 2019. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers S.A.

Athens, Greece